Exhibit F-1(b)





                                             February 19, 1997


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549


                    Re:  GPU International, Inc. and
                         GPU Electric, Inc.
                         Declaration on Form U-1
                         SEC File No. 70-8971

          Ladies and Gentlemen:

                    We have examined the Declaration on Form U-1, dated December 21, 1996, under the Public Utility Holding Company Act of 1935 ("Act"), filed by GPU International, Inc. ("GPU International"), and GPU Electric, Inc. ("GPU Electric"), both Delaware corporations and non-utility subsidiaries of GPU, Inc. ("GPU"), a registered holding company under the Act, with the Securities and Exchange Commission ("Commission"), and docketed by the Commission in SEC File No. 70-8971, as amended by Amendment No. 1 thereto, dated January 24, 1997, and as to be amended by Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration").

                    The Declaration requests authorization for GPU International and GPU Electric and their subsidiaries (other than subsidiaries which are foreign utility companies or exempt wholesale generators), to declare dividends out of capital and unearned surplus from time to time through December 31, 2001.

                    We have been counsel to GPU and its subsidiaries for many years. In that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

                    We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other





          than the laws of the State of New York and the federal laws of the United States. We have also examined the Delaware General Corporation Law ("DGCL") to the extent necessary to express the opinions set forth herein. The opinions expressed herein are limited to matters governed by the laws of the State of New York, the Federal laws of the United States and the DGCL.

                    Based upon and subject to the foregoing, and assuming that (i) the transactions therein proposed are carried out in accordance with the Declaration and (ii) dividend declarations and payments are made in accordance with the applicable provisions of the DGCL, we are of the opinion that when the Commission shall have entered an order forthwith permitting the Declaration to become effective,

                    (a)  all   State  laws   applicable  to   the  proposed
          transactions will have been complied with; and

                    (b) the consummation of the transactions proposed in the Declaration will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,



                                        BERLACK, ISRAELS & LIBERMAN LLP